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                                                                     EXHIBIT 12

STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(a) Sunoco, Inc. and Subsidiaries

(Millions of Dollars)
--------------------------------------------------------------------------------
                                                                For the Nine
                                                                Months Ended
                                                             September 30, 2002
                                                             -------------------
                                                                  (UNAUDITED)
Fixed Charges:
   Consolidated interest cost and debt expense                      $  83
   Proportionate share of interest cost and debt
     expense of 50 percent owned but not controlled
     investees (b)                                                      3
   Interest allocable to rental expense(c)                             33
                                                                    -----
      Total                                                         $ 119
                                                                    =====

Earnings:
   Consolidated loss before income tax benefit                      $(163)
   Minority interest in net income of subsidiaries
     having fixed charges                                               9
   Proportionate share of income tax expense of
     50 percent owned but not controlled investees                      3
   Equity in income of less than 50 percent owned
     investees                                                        (13)
   Dividends received from less than 50 percent
     owned investees                                                   12
   Fixed charges                                                      119
   Interest capitalized                                                (2)
   Amortization of previously capitalized interest                     --
                                                                    -----
         Total                                                      $ (35)
                                                                    =====
Ratio of Earnings to Fixed Charges                                    N/A   (d)
                                                                    =====

    _________________

(a) The consolidated financial statements of Sunoco, Inc. and subsidiaries contain the accounts of all investees that are controlled (generally more than 50 percent owned). Corporate joint ventures and other investees over which the Company has the ability to exercise significant influence but that are not controlled (generally 20 to 50 percent owned) are accounted for by the equity method.

(b) Consists of Sunoco's share of interest cost and debt expense of the Epsilon Products Company, LLC ("Epsilon") polypropylene joint venture in which the Company is a partner. Sunoco guarantees Epsilon's $120 million term loan due in 2006 and borrowings under Epsilon's $40 million revolving credit agreement, which amounted to $35 million at September 30, 2002. Epsilon's interest and debt expense totalled $4 million for the nine months ended September 30, 2002.

(c) Represents one-third of total operating lease rental expense which is that portion deemed to be interest.

(d) Earnings are inadequate to cover fixed charges by $154 million.